Exhibit (e)(2)

ETF DISTRIBUTION AGREEMENT

EXHIBIT A

Funds:

Innovator ETFs Trust

●	Innovator IBD® 50 ETF
●	Innovator IBD® ETF Leaders ETF
●	Innovator S&P 500 Power Buffer ETF – July
●	Innovator S&P 500 Buffer ETF – July
●	Innovator S&P 500 Ultra Buffer ETF – July
●	Innovator Loup Frontier Tech ETF
●	Innovator IBD® Breakout Opportunities ETF
●	Innovator S&P 500 Power Buffer ETF – October
●	Innovator S&P 500 Buffer ETF – October
●	Innovator S&P 500 Ultra Buffer ETF – October